Exhibit 107

Calculation of Filing Fee Tables

S-4

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(Form Type)

CleanTech Acquisition Corp.

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(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	Other	41,586,983(1)	$0.003(2)	$138,623(2)	$0.0000927	$12.85	-	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due

(1)	Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving CleanTech Acquisition Corp. (“CLAQ”) and Nauticus Robotics, Inc., formerly known as Houston Mechatronics, Inc. (“Nauticus”). This number comprises of (i) 30,031,279 shares Common Stock issuable as consideration in connection with the Business Combination to holders of common stock of Nauticus (after the Nauticus Preferred Stock Conversion and the Nauticus Convertible Notes Conversion), (ii) securities convertible into Common Stock (which includes 4,055,704 shares of Common Stock issuable upon the exercise of options resulting from the automatic conversion of options to purchase shares of common stock of Nauticus (“Nauticus Options”) into options to purchase Common Stock of the Combined Company), and (iii) 7,500,000 earnout shares. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Nauticus is a private company, no market exists for its securities and Nauticus has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Nauticus securities expected to be exchanged in the Business Combination.